iStar

Press Release

iStar Announces the Sale of its Preferred Freezer Net Lease Assets for a Gain of Approximately $215 Million

NEW YORK, March 25, 2019

iStar (NYSE: STAR) announced that it has entered into a definitive agreement to sell its portfolio of seven cold storage properties leased to Preferred Freezer Services, LLC to a third party for a price of $442.5 million, including the assumption of $228 million of debt by the purchaser. The Company currently expects to record a gain of approximately $215 million in its financial statements in the quarter in which the sale closes. The transaction is expected to close in the second quarter of 2019, subject to the satisfaction of customary closing conditions and lender consent. There can be no assurance that the closing of the transaction will happen in the expected timeframe or at all. iStar intends to use the net sale proceeds for new investments and working capital.

iStar funded the construction of the cold storage properties beginning in 2007, in partnership with Preferred Freezer and its Chief Executive Officer, John Galiher. This partnership fueled the growth of Preferred Freezer, from 14 freezers in 2007 to a company currently operating 39 freezers around the country.

"With the recently announced sale of Preferred Freezer, we were presented with an opportunity to realize the sizable value that had built up in our seven asset master lease," said Jay Sugarman, iStar Chairman and Chief Executive Officer. "We were early believers in the model John and his team were building, and are very happy our strong relationship has now resulted in significant success for all involved."

"John Galiher stands out as a leader in the industry for his vision of modernizing port-centric cold storage and his superior track record of execution," said Barclay Jones, iStar Executive Vice President.

"The Preferred Freezer transaction exemplifies iStar's belief that net lease investing must equally consider real estate fundamentals and tenant credit. Pricing each of these elements independently, along with partnering with businesses in sectors we view to have significant tailwinds, allows us to find attractive risk-adjusted return opportunities," said Marcos Alvarado, iStar President and Chief Investment Officer. "We believe there is significant untapped potential in the net lease market, especially in combination with Safehold's capabilities."

Pro forma for the sale, iStar's net lease portfolio stands at $1.7 billion, totaling 15.5 million square feet with a weighted average lease term in excess of 15 years. iStar's net lease investment mandate focuses on single tenant properties throughout the U.S. across all asset classes, with deal sizes ranging from $20 million to $400 million.

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iStar (NYSE: STAR) is focused on reinventing the ground lease sector, unlocking value for real estate owners throughout the country by providing modern, more efficient ground leases on all types of properties. As the founder, investment manager and largest shareholder of Safehold Inc. (NYSE:SAFE), the first publicly traded company to focus on modern ground leases, iStar is helping create a logical new approach to the way real estate is owned, and continues to use its historic strengths in finance and net lease to expand this unique platform. Recognized as a consistent innovator in the real estate markets, iStar specializes in identifying and scaling newly discovered opportunities and has completed more than $40 billion of transactions over the past two decades. Additional information on iStar is available on its website at www.istar.com.

Client Contact:

Barclay G. Jones III
Executive Vice President
Head of Net Lease Investments
T: 212.930.9433
E: bjones@istar.com

Investor Relations Contact:

Jason Fooks
Senior Vice President
Investor Relations & Marketing
T: 212.930.9400
E: investors@istar.com